Exhibit 6.241.2

DocuSign Envelope ID: 66DD5932-64C4-480E-B82C-D99545E240AF

COUNTER OFFER # 1

For use only by members of the Indiana Association of REALTORS®

4:00 ☐ AM ☐ PM May 10, 2023

The undersigned makes the following Counter Offer to the Purchase Agreement dated **May 10, 2023** concerning property commonly known as **893 Waterway Dr**, in **Franklin** Township, **Johnson** County, **Franklin** Indiana between: [redacted] as Seller(s) and **Arrived Holdings, INC, And/or Assigns** as Buyer(s).

Buyer to pay all Closing Costs including Owner's Title Policy.

All other terms and conditions of the Purchase Agreement and all previous Counter Offers shall remain in effect except as modified by this Counter Offer.

Note: Seller and Buyer have the right to withdraw any offer/Counter Offer prior to written acceptance and delivery of such offer/Counter Offer.

This Counter Offer # 1 is void if not accepted in writing on or before 7 ☐ AM ☒ PM ☐ Noon on May 10, 2023.

This Agreement may be executed simultaneously or in two or more counterparts, each of which shall be deemed an [redacted] ee that this Agreement ures constitute original equested.

23

E DATE

PRINTED PRINTED

RESPONSE TO COUNTER OFFER # 1

[redacted] AM ☐ PM

nowledged.

DATE

Prepared and provided as a member service by the Indiana Association of REALTORS®, Inc. (IAR). This form is restricted to use by members of IAR. This is a legally binding contract, if not understood seek legal advice.
Form #16B. Copyright IAR 2023